Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (No.333-111736) of Corporate Office Properties Trust of our report dated June 21, 2012 relating to the financial statements and supplemental schedules of Corporate Office Properties, L.P. Employment Retirement Savings Plan, which appear in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
June 21, 2012